SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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W. R. BERKLEY CORPORATION

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Commencing on May 12, 2014, W. R. Berkley Corporation sent the following communication to certain of its stockholders.

W. R. BERKLEY CORPORATION
475 Steamboat Road
Greenwich, Connecticut 06830

Supplemental Information Regarding Proposals No. 1 & No. 3
Election of Directors and
Non-Binding Advisory Vote on Named Executive Officer Compensation

For our Annual Meeting of Stockholders to be held on May 20, 2014

Executive Summary:

•
Our Company has been built upon the concept that everything we do should be focused on creating long-term value for our stockholders – a view that extends well beyond the one-, three-, or even five-year horizons of proxy advisory firms. Results in any short- or intermediate measurement period, in isolation, are not, in our view, sufficiently indicative of performance or concomitant risk.

•
While we have been successful in optimizing risk-adjusted returns while minimizing volatility, our short-term and even intermediate total shareholder returns sometimes suffer in comparison to certain of our peers that exhibit higher returns from the lower levels to which their more volatile shares had fallen (as seen, for example, with our outperformance during the 2008 financial crisis).

•
The Board believes that the Company’s consistent long-term superior performance supports the compensation of its Chairman and CEO and firmly disagrees that there is misalignment between pay and performance.

•
The Company’s Chairman and CEO is widely regarded as one of the most distinguished leaders of the insurance industry, with expertise in investments. Since founding the Company in 1967, Mr. Berkley has provided the Company with strategic leadership, comprehensive knowledge of, and experience with all facets of the insurance and reinsurance businesses. Mr. Berkley has managed the enterprise with the singular vision of optimizing risk-adjusted returns for the benefit of stockholders.

•
Mr. Berkley has maintained his significant ownership stake for more than forty years; the Board believes that it would be counterproductive to adopt policies to encourage him to sell shares of the Company to reduce his pledged shares. Notably, Mr. Berkley has reduced his pledged amount by approximately 25% since 2012.

•	The Board is comfortable that, due to the CEO’s overall financial position, his pledging of a portion of his shares does not create a consequential risk to the Company.

•	The Company conducted extensive outreach with its stockholders and took certain actions to respond to their concerns.

•	The Board firmly believes that the directors nominated for re-election have exercised proper business judgment and risk management oversight and deserve to be re-elected.

We disagree with the recommendations of ISS Proxy Advisory Services (“ISS”) to vote against the nominees for director – Proposal No. 1 and against Say on Pay – Proposal No. 3 and strongly encourage you to vote “FOR” such proposals.

We strongly believe that good governance creates stockholder value. Yet standardized “one size fits all” governance metrics have become a shorthand for the concept of agency, which defines a corporate board’s responsibility. The underlying principle of agency is that a board of directors acts with the utmost good faith as the agent on behalf of the owners of the business. This concept of agency has evolved as businesses gained scale and ownership and management became detached, with owners then forced to rely on others to operate the enterprise. Implicit in this concept is that management of an enterprise will behave in a manner that is reflective of their best judgment, by balancing risk and return as they would if they owned 100% of the enterprise. In carrying out these duties, directors constantly assess risk and adjust to the changing political and economic climate, focusing on optimizing risk-adjusted return.

From its inception, our Company has been built upon the concept that everything we do should be focused on creating long-term value for our stockholders. The management and concomitant governance of a property casualty insurance company require a particular perspective to focus on the long term. Consequently, many of the governance issues that might apply to other industries do not necessarily apply in the same fashion to the property casualty insurance business. The property casualty insurance business requires us to estimate our future liabilities, which creates inherent risks that present unique concerns. It is critical to our business that we properly understand these uncertainties; when we evaluate our Company from this perspective, we need to have a long-term view– a view that extends well beyond the one-, three-, or even five-year horizons of proxy advisory firms.

Given the particular needs of our business, our long-term approach and our outstanding historical returns, we are disappointed that ISS has recommended voting against certain proposals contained in our 2014 proxy statement.

We strongly believe that the three nominees for director should be re-elected and that the Company’s executive compensation program directly links pay with performance, and we urge you to vote “FOR” both Proposals No. 1 and No. 3.

Say-on-Pay

The Company has delivered a return of approximately six times the S&P 500® since 1985 and an average annual return on shareholders’ equity of 16.8% over the last 10 years, with relatively consistent performance during that period.

Our Compensation Committee, comprised solely of independent directors, firmly believes in pay for performance and that our strong long-term incentive program, with features that are stricter than what are typical at most companies, creates a strong link between executive pay and Company performance.

We understand the temptation to view performance on a moment-by-moment, day-by-day, week-by-week or quarter-by-quarter basis. However, the very nature of the property and casualty insurance industry is long-term, with underwriting cycles that last on average approximately seven to ten years. Insurance is one of the only businesses in which the cost-of-goods-sold is unknown at the time the product is priced, and it can take years until that cost is ultimately known. Commercial property casualty insurance policies have an average tail of about four years, and certain liabilities can take decades to settle. It is therefore critical to a company in the insurance industry to have a long-term perspective. Accordingly, our Board has always held that long-term performance metrics are essential to aligning management incentives with shareholder interests. Our strategy, operating philosophy and management incentives are all designed to maximize shareholder value over the long term.

These practices have served our stockholders well. As discussed in our 2014 proxy statement, over the last 10 years W. R. Berkley Corporation has experienced superior returns on capital and our stockholders have been rewarded with an annualized total return that has exceeded 80% of our peer companies and 80% of the property casualty insurance companies in the Russell 3000. The cumulative growth in our stock price has also dramatically outpaced major market indices such as the S&P 500®during the same period. By almost any measure, over most long-horizon return periods, we have outperformed a variety of peer groups and our management compensation has been directly aligned with that outperformance.

During the financial crisis in 2008, the Company’s total return to stockholders of 4.9% ranked as the 17th highest among Fortune 500 companies, demonstrating its success in minimizing volatility. While laudable, that performance actually masks how well the Company has performed in the five year period beginning 2009. Other companies, including certain of the Company’s peers, suffered significant financial distress in 2008 and their share prices correspondingly declined, often dramatically. Since the Company’s performance was not nearly as volatile, its post-2008 return suffers by comparison to companies whose share price then recovered from their lower levels in 2008.

As set forth in our 2014 proxy statement, the Company conducted extensive outreach with its stockholders, with the participation of the Chairwoman of its Compensation Committee. The purpose of our outreach was to better understand our stockholders’ concerns and to explain the Committee’s approach to compensation and the rationale for the Committee’s decisions. Earlier this year, we broadened these outreach efforts by inviting our top 40 institutional stockholders (holding in excess of 51.5% of the Company’s outstanding stock) to attend a meeting with senior management of the Company and the Chairwoman of the Compensation Committee. As a result of our outreach efforts, in 2014 the Compensation Committee:

•	Added a performance measure based on return on equity to future equity awards;

•	Instituted “double trigger” vesting of RSUs and other long-term incentive awards;

o	In addition to a change of control trigger, a second trigger (e.g., termination or constructive termination) will now be required to trigger vesting;

•	Reduced the maximum payout under our annual cash incentive compensation plan;

•	Changed our RSU and LTIP plans to annual grants to provide a smoother compensation pattern;

•	Reiterated its commitment to monitor pledged shares of the Chairman while encouraging him to maintain his significant ownership; and

•	Reviewed all our compensation plans to assure that they remain effective and appropriate for the Company’s business strategy.

The Company’s compensation programs are specifically designed to emphasize and reward long-term performance, while discouraging risky short-term actions – such as managing to quarterly or even annual earnings per share numbers – to the detriment of longer-term performance or risk exposure. Thus, we believe that the appropriate measurement period is not one year, or even three or five years, but seven to ten years – which better captures insurance cycles. All of our compensation elements are designed to help achieve our objective of sustained long-term performance. We note the following:

•	Mr. Berkley’s base salary is at the median of peer group CEO base salaries, and has not been increased since 2000;

•
The Compensation Committee has discretion in determining annual bonuses, which gives it the necessary flexibility to assess the Company’s performance over the long run as well as the short run, particularly during periods of volatility, and discourages short-term actions by executives.

o
The Company does not believe it is appropriate to use a formula-based short-term incentive compensation plan because insurance companies hold estimates of losses in reserve for the payment of future liabilities, making it too easy for management to achieve artificial short term objectives. Moreover, pre-set goals can quickly become irrelevant as market conditions change. We believe that any effort to assess performance using a simplistic pre-set formula could encourage decision-making that is not aligned with long-term stockholders’ interests;

•	We maintain a strong long-term incentive program with features that are stricter than what are typical at most companies, including longer performance and vesting periods. In particular:

o	Long-Term Incentive Plan (“LTIP”) performance is measured over five years, not the three-year cycle that is more common at other companies;

o
In order to attain a maximum payout under the LTIP, book value per share (which was chosen because of its strong correlation to growth in market value in the insurance industry) must grow by 15% annually. This is a high bar for performance, compared to the historical experience at most insurance companies;

o	RSUs vest only after the end of five years and then are mandatorily deferred until separation of service; and

o
Approximately 50% of the long-term incentive value is linked to specific performance goals (growth in book value), while the balance in RSUs is linked to stock price performance over the executive’s entire career. Therefore, we believe long-term incentive compensation is 100% performance-based and linked to stockholder value.

▪
Starting with the 2014 grant, for named executive officers the value delivered in RSUs will only vest upon achieving preset ROE goals, even further strengthening the performance-nature of all long-term awards.

The Compensation Committee recognizes that Mr. Berkley is well paid but firmly believes that the level of compensation is justified due to his steadfast commitment to the Company and its stockholders as well as his exemplary individual performance. The Compensation Committee also notes that Mr. Berkley founded the Company as an investment manager more than 45 years ago while still a graduate student and has dedicated his career to long-term value creation for our stockholders. Our Board considers that long-term success, thought leadership in the industry and true entrepreneurism, as demonstrated by Mr. Berkley for over 45 years, to be invaluable. The Compensation Committee considers not only the absolute value of the compensation package and how it compares to other CEOs in the property casualty industry, but also how it may compare to CEOs in other financial service industries, including investment firms or other vehicles that are not publicly traded and subject to the same scrutiny.  Nonetheless, we note the 9% decrease in Mr. Berkley’s 2013 annual incentive compensation award, despite the only 2% decline in the Company’s net income.

We also note important differences between the peer group the Company uses versus the one put forth by ISS. The ISS group contains companies that are not in the property casualty insurance business and excludes companies such as The Travelers Companies, Inc. and Ace Limited. While admittedly there are differences between these larger competitors and the Company, our CEO is among the few industry leaders with the skill set and qualifications to potentially lead those types of enterprises, as well as new entrants to the insurance and reinsurance industry.

As a result, we continue to believe that there is clear alignment between the Company's demonstrated long-term performance and its pay practices. While the suggestions of ISS may be well-intentioned, rigidly applying the “one size fits all” rules of outsiders, who may have a more limited understanding of the Company and the industry in which it operates, is no substitute for the considered business judgment of the Board of Directors of the Company.

For the foregoing reasons, we believe that the negative vote recommendation from ISS with respect to the advisory vote on executive compensation is unwarranted. Accordingly, our Board recommends that you vote “FOR” the approval of Say on Pay – Proposal 3.

Election of Directors

ISS has recommended votes against all three director nominees. ISS states that the pledging activity at the Company (by its founder, Chairman of the Board and Chief Executive Officer, William R. Berkley) remains a concern given its magnitude and, as such, warrants a vote against all director nominees. The Board vehemently disagrees with the ISS analysis and conclusion.

Mr. Berkley has not sold a share of the Company’s stock in more than 40 years (other than in connection with cashless exercises of stock options, or to cover taxes on vested restricted stock units from time to time). His pledges are not designed to shift or hedge any economic risk associated with his ownership of the Company’s shares. Rather, he has pledged shares from time to time because he did not want to reduce his significant ownership stake and weaken his alignment with the Company’s stockholders.

At the completion of the Company’s initial public offering in November 1973, Mr. Berkley beneficially owned shares representing approximately 23.8% of the Company. Thus, a large portion of the stock owned by Mr. Berkley is shares that Mr. Berkley purchased and has owned for more than forty years. As noted in the Company’s 2014 proxy statement, Mr. Berkley has reduced the number of shares pledged in each of the last two years, by approximately 4.5 million shares in the aggregate. Moreover, his unpledged holdings total 11.6 million shares with an approximate market value of $500 million as of the end of 2013. Absent from the ISS analysis is the fact that, since the founding of the Company, through many market cycles including the recent financial crisis, Mr. Berkley has never been required to sell any shares.

If Mr. Berkley did what is customarily done by most executives, he would have regularly sold Company shares to diversify his holdings. The typical stock holding requirement for CEOs of 5 to 10 times base compensation is far exceeded by Mr. Berkley’s significant ownership, even excluding his pledged shares. The Board of Directors and the Compensation Committee believe that barring any pledging of shares would have the undesirable effect of encouraging regular sales of stock, rather than having Mr. Berkley maintain his significant ownership level, which best aligns his interests with our stockholders.

Through his demonstrated actions for over forty years, Mr. Berkley has sought and has instilled an ownership mentality at the Company, whereby key employees own a piece of the business for a prolonged period. Selling of shares by such employees is discouraged and in some cases restricted due to the terms of equity grants (e.g., RSUs awarded to all NEOs and more than 70 key employees are mandatorily deferred after vesting until separation from service from the Company). The business is managed under the premise that the closest possible alignment between the interests of stockholders and employees is to have employees’ compensation tied to the Company’s long-term performance. In fact, management believes that it is good to have all employees invest as much as is prudently possible in the Company’s stock in order to be as committed to the Company’s success as possible. A blanket prohibition on the pledging of shares could serve to inhibit investment in the Company by its employees. The Company does not just want its employees to think like owners, it wants them to be owners.

The Board and the Compensation Committee both believe that Mr. Berkley’s actions exhibit the highest commitment to stockholders. Mr. Berkley’s decades-long holding of his shares demonstrates his unwavering commitment to the Company and its future. The Board and the Compensation Committee are comfortable that, due to Mr. Berkley’s overall financial position, his pledging of a portion of his shares does not create a significant risk of a forced sale. By ignoring the benefits of having a founding stockholder who maintains significant holdings in the Company, ISS’s policy unfairly penalizes Mr. Berkley and the Company and seemingly encourages transactions that are not in the best interest of stockholders.

In addition, we note that the three directors standing for re-election have successfully guided the Company through difficult economic times and continue to be vital to its success. We believe it would be a disservice to the Company and its stockholders not to re-elect these longstanding and highly experienced directors.

For the foregoing reasons, our Board recommends that you vote “FOR” the election of directors – Proposal 1.

We believe that our long-term performance demonstrates that the Board and management have worked together in the best interests of stockholders. We need your vote to demonstrate your support.

We urge our stockholders to review our proxy statement, including the Compensation Discussion and Analysis, and form their own opinions when evaluating whether our compensation programs align pay-for-performance and other matters. We strongly encourage investor feedback and are available to speak with any of our interested stockholders.  If any further information is needed or to discuss any points, please contact:

Karen A. Horvath, VP External Financial Communications	khorvath@wrberkley.com	(203) 629-3040
Eugene G. Ballard, SVP – Chief Financial Officer	eballard@wrberkley.com	(203) 629-3030
Ira S. Lederman, SVP – General Counsel & Secretary	ilederman@wrberkley.com	(203) 629-3021

Commencing May 12, 2014, W. R. Berkley Corporation sent the following communication to its employees:

Sent on behalf of William R. Berkley

Every year at W. R. Berkley Corporation’s annual meeting, stockholders vote on important matters.  Most of the voting takes place before the meeting, through proxy voting. Voting by proxy allows stockholders to vote on issues that will be considered at the meeting, without actually attending the meeting in person.

If you hold shares as a registered stockholder, as a beneficial stockholder or as a participant in the 401(k) plan, voting your shares is an important way to take an active role in the overall governance of our Company.

Every vote counts. Every vote matters.  All stockholders – including employees – are encouraged to voice their opinion by voting their shares.  The Company’s Board of Directors has recommended a vote “FOR” each of the proposals on the ballot.

Voting by proxy began on April 7th and continues until 11:59 p.m. ET on May 19th, in advance of the annual meeting on May 20th.

Proxy materials have been sent to you either electronically or through postal mail, based on preferences on file with your bank or brokerage firm.  In either case, you may vote by following the instructions in the materials you receive.  If you do not receive proxy materials, please contact your bank or broker, or contact Bruce Weiser at W. R. Berkley Corporation at bweiser@wrberkley.com or (203) 629-3000 if you require additional assistance.

Your vote is important.